Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”), dated as of March 31, 2023, is entered into between Lisa Lutoff-Perlo (“you,” “your,” “Executive”) and Celebrity Cruises Inc. (“Celebrity” or “Employer”).

For mutual benefits to be received, the parties hereby agree as follows:

1.    Separation Date and Transition Period. Your employment with Celebrity will end, effective April 25, 2024 (the “Separation Date"). You will step down from your current position as President & CEO of Celebrity, effective May 1, 2023, but you will continue as a full-time employee and serve as Vice Chairman, External Affairs up through the Separation Date (the “Transition Period”), reporting to Royal Caribbean Group’s President & CEO. Your duties will be those assigned to you from time to time. During the Transition Period, your annual base salary will be $360,000. You will continue to have executive car and travel benefits and be eligible to participate in the employee benefit plans in which you participated in prior to this change. Your 2023 Target Bonus will remain unchanged. You will not be eligible for additional bonuses other than the bonus payments included in your severance.
2.    Severance Benefits. Provided you do not voluntarily terminate your employment prior to the Separation Date or engage in conduct that constitutes “Cause” under your Employment Agreement dated August 3, 2015, between you and Employer (“Employment Agreement”), you will receive severance under Section 8(f) of your Employment Agreement. Severance pay and benefits are conditioned upon Executive’s execution and non-revocation of the General Release (Ex. A) within thirty (30) days of the Separation Date. All payments shall be made in accordance with the terms of your Employment Agreement and are subject to applicable taxes and withholdings.
3.    General Release. Except for the obligations set forth in Section 2 hereof, Executive, on behalf of Executive, Executive’s heirs and assigns, hereby releases and forever discharges Celebrity, Royal Caribbean Cruises Ltd., and their predecessors, subsidiaries, and affiliates, and the directors, officers, employees, and agents of each of them (the “Released Parties”), for any and all claims, demands, obligations, losses, causes of action, costs and expenses of any nature whatsoever, whether known or unknown, accrued or unaccrued, and past, present, or future, including, but not limited to, claims relating to Executive’s employment by Employer, its predecessors, successors, or affiliates or the termination of such employment including, but not limited to, any and all claims arising from any alleged violation of the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. section 621 et seq., as amended by the Older Workers Benefit Protection Act, which prohibits age discrimination in employment, Titles I and V of the Americans With Disabilities Act of 1990, 42 U.S.C. section 12101 et seq., which prohibit discrimination against qualified individuals with disabilities, Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race,

Exhibit 10.1

color, national origin, religion or sex; Section 1981 of the Civil Rights Act of 1966; the Worker Adjustment and Retraining Notification Act of 1988; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974 (ERISA); or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge. Further, nothing in this Agreement is intended to be, or shall it be deemed to constitute a waiver or release of any claim under the ADEA which arises after this Agreement is executed by Executive.
Executive hereby acknowledges that Executive cannot benefit monetarily from any claims otherwise released by this Agreement, and Executive further agrees that Executive has waived any right to equitable or common law relief that may have been available to Executive (including, without limitation, reinstatement) with respect to any claim or cause of action released herein. Therefore, Executive agrees that Executive will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived or released in this Agreement except for an award by the Securities and Exchange Commission (“SEC”).
4.    Knowing and Voluntary Waiver under the ADEA. Executive acknowledges that:
a.    Executive has carefully read and fully understands all of the provisions and effects of this Agreement;
b.    Employer has advised Executive in writing to consult and thoroughly discuss all aspects of this Agreement with an attorney;
c.    Employer has provided Executive with no less than 21 days to consider this Agreement before executing it;
d.    Executive is voluntarily entering into this Agreement;
e.    Neither Employer nor its agents or attorneys made any representations or promises concerning the terms or effects of this Agreement other than those contained in this Agreement; and
f.    Executive may revoke this Agreement for a period of seven (7) days after Executive signs this Agreement (the “Revocation Period”) by notifying Dana Ritzcovan, in writing at dritzcovan@rccl.com, and the Agreement

Exhibit 10.1

shall not be effective or enforceable until the expiration of the Revocation Period.
5.    Non-Disparagement and Non-Disclosure. Executive shall not, at any time, (i) make derogatory statements about or otherwise disparage the business, name, or reputation of Employer or any of the Released Parties; (ii) publish, provide, or approve any unauthorized disparaging statements about or relating to Employer or any of the Released Parties; or (iii) take any actions that might reasonably be considered to be detrimental to Employer or any of the Released Parties. Nothing in this Agreement shall be construed to prevent Executive from filing a Charge, Tip, or Complaint with, providing testimony before or voluntary communication without notice to or approval by Employer, with any federal or state government agency, including the SEC. In addition, nothing in this Agreement is intended to or shall interfere with Executive’s right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Agreement prohibit Executive from cooperating with any such agency in its investigation. Nevertheless, as set forth herein by signing this Agreement, Executive acknowledges and agrees that Executive shall not be entitled to monetary damages, equitable relief, and/or reinstatement with respect to any such charge to the fullest extent allowed by law.
6.    Stop Payment. In the event Employer learns of any breach or threatened breach by Executive of obligations under this Agreement or any other agreement with Employer or any of the Released Parties, or any criminal or fraudulent act committed by Executive during Executive’s employment, Employer may, in addition to any other remedies it may have, immediately stop severance payments, and Executive will be obligated to repay all amounts paid to Executive under this Agreement.
7.    Cooperation. Certain matters in which Executive has been involved may necessitate Executive’s cooperation in the future. Accordingly, Executive agrees to assist Employer in connection with matters relating to work performed by Executive during employment with Employer. Employer shall make reasonable efforts to minimize disruption to Executive and shall reimburse reasonable expenses incurred in connection with such cooperation.
8.    Six-Month Deferral. If Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code, Executive shall not be paid the amounts that would otherwise be payable to Executive under Section 2 for the first six months following termination of Executive’s employment. The aggregate of such amounts shall instead be paid in one lump sum immediately following the expiration of the six-month period. The preceding payment restriction shall not apply to the extent that any portion of such payment, if made during the first six-month period, would be treated as exempt from the provisions of Section 409A or would otherwise be treated as permitted deferred compensation pursuant to any other applicable provisions of Section 409A or the rules and regulations promulgated thereunder (for example, as separation pay due to an involuntary termination pursuant to 1.409A-1(b)(9)(iii) of the Treasury Regulations).

Exhibit 10.1

9.    Entire Agreement. This Agreement contains the entire agreement between Employer and Executive concerning the subject-matter hereof and supersedes and renders null and void all prior or contemporaneous oral or written understandings, statements, representations, or promises. Notwithstanding the foregoing, Executive’s pre-existing confidentiality, non-solicitation, and non-competition obligations shall remain in full force and effect and are hereby confirmed and ratified.
10.    Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
By signing below and returning a signed copy of this Agreement to Employer, Executive acknowledges that the foregoing accurately sets forth the Agreement between Executive and Employer and accepts the terms of this Agreement. Executive understands that this document is a complete release of any and all existing claims, known or unknown, which Executive may have against the Released Parties.

/s/ Lisa Lutoff- Perlo________________ Lisa Lutoff-Perlo March 31, 2023__________________ Date	/s/ Dana Ritzcovan __________ By: Dana Ritzcovan EVP, Chief People & Outreach Officer March 31, 2023_________________ Date

Exhibit 10.1

EXHIBIT A

GENERAL RELEASE

The severance pay and benefits outlined in the Transition and Separation Agreement dated      are conditioned upon Executive’s execution and non-revocation of this general release.

Lisa Lutoff-Perlo (“Executive”), on behalf of Executive, Executive’s heirs and assigns, hereby releases and forever discharges Celebrity Cruises Inc., Royal Caribbean Cruises Ltd., and their predecessors, subsidiaries, and affiliates, and the directors, officers, employees, and agents of each of them (the “Released Parties”), for any and all claims, demands, obligations, losses, causes of action, costs and expenses of any nature whatsoever, whether known or unknown, accrued or unaccrued, and past, present, or future, including, but not limited to, claims relating to Executive’s employment by Employer, its predecessors, successors, or affiliates or the termination of such employment including, but not limited to, any and all claims arising from any alleged violation of the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. section 621 et seq., as amended by the Older Workers Benefit Protection Act, which prohibits age discrimination in employment, Titles I and V of the Americans With Disabilities Act of 1990, 42 U.S.C. section 12101 et seq., which prohibit discrimination against qualified individuals with disabilities, Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; Section 1981 of the Civil Rights Act of 1966; the Worker Adjustment and Retraining Notification Act of 1988; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974 (ERISA); or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation, providing for the payment of wages or benefits, or otherwise creating rights or claims for employees, including, but not limited to, claims alleging breach of public policy, the implied obligation of good faith and fair dealing, or any express, implied, oral or written contract, handbook, manual, policy statement or employment practice, or alleging misrepresentation, defamation, libel, slander, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, false imprisonment, assault, battery, fraud, negligence, or wrongful discharge. Further, nothing in this release is intended to be, or shall it be deemed to constitute a waiver or release of any claim under the ADEA which arises after this release is executed by Executive.

Executive hereby acknowledges that Executive cannot benefit monetarily from any claims otherwise released by this Executive, and Executive further agrees that Executive has waived any right to equitable or common law relief that may have been available to Executive (including, without limitation, reinstatement) with respect to any claim or cause of action released herein. Therefore, Executive agrees that Executive will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any governmental agency)

Exhibit 10.1

with respect to any claim or right waived or released in this release except for an award by the Securities and Exchange Commission (“SEC”).
Executive acknowledges that:
a.    Executive has carefully read and fully understands this release;
b.    Executive has been advised in writing to consult and thoroughly discuss all aspects of this release with an attorney;
c.    Executive has been provided with no less than 21 days to consider this release before executing it;
d.    Executive is voluntarily entering into this release;
e.    Released Parties have not made any representations or promises concerning the terms or effects of this release other than those contained in this release; and
f.    Executive may revoke this release for a period of seven (7) days after Executive signs this release (the “Revocation Period”) by notifying Dana Ritzcovan, in writing at dritzcovan@rccl.com, and the release shall not be effective or enforceable until the expiration of the Revocation Period.

____________________________ Lisa Lutoff-Perlo __________________ Date